AJ. ROBBINS, PC
                                                    CERTIFIED PUBLIC ACCOUNTANTS
                                                                 AND CONSULTANTS

August 13, 1999



Mr. John Arnone
President, Chief Executive Officer
Planet Entertainment, Inc.
225 Highway 35
Post Office Box 4085
Middletown, NJ 07748

Dear Mr. Arnone:

This is to confirm that the client-auditor relationship between Planet Entertainment, Inc. (Commission File Number 0-29776) and AJ. Robbins, P.C. has ceased.

Very truly yours,



AJ. ROBBINS, P.C.


By /s/ AJ ROBBINS
  ---------------------------
  AJ. Robbins, C.P.A.


AJR:kb


cc:      Office of the Chief Accountant              Fax #(202) 942-9858
         SEC - Office of the Chief Accountant
         Attn:  SECPS Letter File
         Mail Stop 9-5
         450 Fifth Street, N.W.
         Washington, D.C.  20549



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